Exhibit 99.1

SIRIUS REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS

  Achieves First-Ever Quarter of Positive Cash Flow from Operations and Free Cash Flow
  2006 Revenue Increases 163% to a Record $637 Million
  Highest Satellite Radio Subscriber Share in Company’s History
  2007 Outlook For More Than 8 Million Subscribers and Revenue Approaching $1 Billion
  Executed Definitive Merger Agreement with XM Satellite Radio

NEW YORK – February 27, 2007 – SIRIUS Satellite Radio (NASDAQ: SIRI) today announced record full year and fourth quarter 2006 results driven by an 82% increase in subscribers to more than 6 million, positive free cash flow in the fourth quarter and the highest satellite radio subscriber market share in the company’s history.

“In 2006, SIRIUS added 2.7 million new subscribers, an annual record for satellite radio, and captured 62% share of satellite radio subscriber growth. More importantly, SIRIUS achieved positive free cash flow in the fourth quarter 2006 - four years after adding our first subscriber,” said Mel Karmazin, CEO of SIRIUS. “The fourth quarter marked the fifth consecutive quarter of satellite radio subscriber leadership for SIRIUS and a record 67% of satellite radio growth. We look forward to another year of strong growth in 2007, anticipating that we will approach $1 billion in total revenue. The pending merger with XM will offer unprecedented choice for consumers and create tremendous value for our shareholders.”

SIRIUS ended 2006 with 6,024,555 subscribers, up 82% from 3,316,560 subscribers at the end of 2005. Retail subscribers increased 64% in 2006 to 4,041,826 from 2005 retail subscribers of 2,465,363. OEM subscribers increased 138% in 2006 to 1,959,009 from 823,693 at the end of 2005. During the fourth quarter 2006, SIRIUS added 905,247 subscribers, or 67% of satellite radio net additions.

Total revenue for 2006 increased to $637.2 million, up 163% from 2005 total revenue of $242.2 million. Fourth quarter 2006 total revenue of $193.4 million increased 142% from fourth quarter 2005 revenue of $80.0 million. Average monthly revenue per subscriber (or “ARPU”) was $11.01 in 2006 up from $10.34 in 2005. 2006 ARPU included a $0.56 contribution from net advertising revenue, up 100% from the $0.28 contribution from net advertising revenue reported in 2005. Average monthly churn for 2006 was 1.9% reflecting total churn from both retail and OEM channels. SAC per gross subscriber addition was $114 for 2006 improving 18% over 2005’s SAC per gross subscriber addition of $139.

SIRIUS reported a net loss of ($1.1) billion, or ($0.79) per share, for 2006. The adjusted net loss for 2006 (adjusted to primarily exclude stock-based compensation) improved to ($656.0) million for 2006, and the adjusted loss from operations improved to ($513.1) million versus 2006 guidance of ($565) million. The free cash flow loss for the full year of 2006 was ($500.7) million, in-line with previous guidance.

In the fourth quarter 2006, SIRIUS reported a net loss of ($245.6) million, or ($0.17) per share. The adjusted net loss (adjusted to primarily exclude stock-based compensation) improved to ($203.0) million for the fourth quarter, and the adjusted loss from operations improved to ($166.8) million.

The company posted positive free cash flow in the fourth quarter 2006 of $30.4 million, solidly reaching its goal of positive free cash flow as early as the fourth quarter of 2006. The definition of free cash flow is the sum of net cash provided by (used in) operating activities, capital expenditures and restricted and other investment activity.

2007 OUTLOOK

SIRIUS today provided the following guidance for the full year 2007:

  Total revenue approaching $1 billion
  More than 8 million subscribers at year-end
  Average monthly subscriber churn of approximately 2.2 – 2.4%
  SAC per gross subscriber addition of approximately $95

In light of the pending merger with XM, and the uncertainty surrounding the timing and financial impact, the company is no longer currently providing cash flow guidance. See section on the pending merger of equals with XM Satellite Radio Holdings Inc.

2006 HIGHLIGHTS – “The Best Radio on Radio”

MUSIC, TALK AND ENTERTAINMENT LEADER

2006 was an unprecedented year for new and exclusive programming from SIRIUS with the launch of the new advertising campaign, “The Best Radio on Radio.” SIRIUS offers 69 channels of 100% commercial free music programming covering a broad array of music genres.

SIRIUS has an unmatched lineup of programming, with over 65 channels of sports, news, talk, entertainment, traffic, weather and data from such top names as Howard Stern, Jamie Foxx, CNBC, CNN, Martha Stewart, Tony Hawk, Richard Simmons, Jimmy Buffett, ABC News, BBC World Service, Maxim, NPR, Radio Disney and Barbara Walters.

SIRIUS talk programming encompasses comedy, public affairs, the arts, the trucking life and represents a full political spectrum from liberal "left" to conservative "right." Around-the-clock traffic and weather reports covering the top 20 US traffic markets are also available nationwide.

During 2006, SIRIUS announced a broad array of new programming including two full-time Howard Stern channels, Deepak Chopra, Cosmo Radio, Barbara Walters, the Catholic Channel, the Metropolitan Opera, Blue Collar Radio, NASCAR’s Tony Stewart show and Playboy Radio.

SPORTS LEADER

SIRIUS is the leading provider of sports radio programming, broadcasting play-by-play action of more than 350 professional and college teams. SIRIUS features sports news and talk and play-by-play action from the NFL, NASCAR, NBA, NHL, Barclays English Premier League soccer, UEFA Champions League, the Wimbledon Championships, NCAA® Division 1 Men’s Basketball Championship (March 13 – April 2) and more than 150 colleges and universities, plus live coverage of several of the years top thoroughbred horse races. SIRIUS is the only radio outlet to provide listeners with live coverage of every NFL game and starting in 2007 will air every NASCAR Nextel Cup Series, NASCAR Busch Series and NASCAR Craftsman Truck Series race. SIRIUS also broadcasts over 1,000 NBA games per season, plus up to 40 NHL games per week and features programming from ESPN Radio and ESPNews.

On Super Bowl Sunday SIRIUS offered ten different game calls of Super Bowl XLI in seven languages, including both teams’ local radio broadcasts.

RESULTS OF OPERATIONS

The discussion of operating expenses below excludes the effects of stock-based compensation. The company believes this presentation improves the transparency of disclosure and is consistent with the way operating results are evaluated.

FOURTH QUARTER 2006 VERSUS FOURTH QUARTER 2005

For the fourth quarter of 2006, SIRIUS recognized total revenue of $193.4 million compared with $80.0 million for the fourth quarter of 2005. This 142%, or $113.4 million, increase in revenue was driven by a $99.4 million increase in subscriber revenue resulting from the net increase in subscribers of 2,707,995, or 82%, from December 31, 2005 to December 31, 2006; a $5.4 million increase in net advertising revenue; and a $7.5 million increase in equipment revenue.

The company’s adjusted loss from operations decreased $59.5 million to ($166.8) million for the fourth quarter of 2006 from ($226.3) million for the fourth quarter of 2005 (refer to the reconciliation table of net loss to adjusted loss from operations). This decrease was primarily driven by an increase in total revenue of $113.4 million, which more than offset a $53.9 million increase in operating expenses.

Programming and content expenses increased $29.8 million to $64.8 million for the fourth quarter of 2006 from $35.0 million for the fourth quarter of 2005. The increase was primarily attributable to license fees and talent costs associated with new programming, including the Howard Stern show which launched in January 2006, and higher broadcast and webstreaming royalties as a result of the company’s larger subscriber base.

Customer service and billing expenses increased $3.9 million to $23.9 million for the fourth quarter of 2006 from $20.0 million for the fourth quarter of 2005. The increase was primarily attributable to call center operating costs necessary to accommodate the increase in the company’s subscriber base and transaction fees due to the addition of new subscribers.

Customer service and billing expenses per average subscriber per month declined 44% to $1.49 for the fourth quarter of 2006 from $2.66 for the fourth quarter of 2005.

Cost of equipment increased $14.7 million to $22.1 million for the fourth quarter of 2006 from $7.4 million for the fourth quarter of 2005. The increase was primarily attributable to higher sales volume and per unit costs as the company continued to introduce new products through the direct to consumer distribution channel.

Sales and marketing expenses increased $22.1 million to $85.1 million for the fourth quarter of 2006 from $63.0 million for the fourth quarter of 2005. This 35% increase in sales and marketing expenses compared with a 142% increase in total revenue from $80.0 million for the fourth quarter of 2005 to $193.4 million for the fourth quarter of 2006. The increase in sales and marketing expenses was primarily attributable to increased OEM revenue share as a result of a 138% increase in the company’s OEM subscriber base, as well as increased cooperative marketing and advertising costs.

Subscriber acquisition costs decreased $24.2 million to $121.0 million for the fourth quarter of 2006 from $145.2 million for the fourth quarter of 2005. The decrease was primarily attributable to lower commissions and decreased aftermarket hardware subsidies as the company continued to reduce manufacturing and chip set costs, offset by increased OEM hardware subsidies due to higher production volume and costs related to FM transmitter compliance with FCC rules.

SAC per gross subscriber addition decreased 9% from $113 for the fourth quarter of 2005 to $103 for the fourth quarter of 2006 primarily due to lower average commission rates and decreased aftermarket average subsidy rates as the company continued to reduce manufacturing and chip set costs, offset by the per subscriber effect of costs related to FM transmitter compliance with FCC rules.

General and administrative expenses increased $6.3 million to $23.2 million for the fourth quarter of 2006 from $16.9 million for the fourth quarter of 2005. The increase was primarily a result of employment-related costs, legal fees and bad debt expense to support the growth of the business.

For the fourth quarter of 2005, the company recorded ($6.2) million for its share of SIRIUS Canada Inc.’s net loss.

YEAR ENDED DECEMBER 31, 2006 VERSUS YEAR ENDED DECEMBER 31, 2005

For the year ended December 31, 2006, SIRIUS recognized total revenue of $637.2 million compared with $242.2 million for the year ended December 31, 2005. This 163%, or $395.0 million, increase in revenue was driven by a $351.8 million increase in subscriber revenue resulting from the net increase in subscribers of 2,707,995, or 82%, from December 31, 2005 to December 31, 2006; a $24.9 million increase in net advertising revenue; and a $14.5 million increase in equipment revenue.

The company’s adjusted loss from operations decreased $54.4 million to ($513.1) million for the year ended December 31, 2006 from ($567.5) million for the year ended December 31, 2005 (refer to the reconciliation table of net loss to adjusted loss from operations). This decrease was primarily driven by an increase in total revenue of $395.0 million, which more than offset a $340.6 million increase in operating expenses.

Satellite and transmission expenses increased $11.3 million to $39.2 million for the year ended December 31, 2006 from $27.9 million for the year ended December 31, 2005. The increase was primarily attributable to an impairment charge in the second quarter of 2006 associated with certain satellite long-lead time parts purchased in 1999 that will no longer be needed as a result of the company’s new satellite contract announced in 2006.

Programming and content expenses increased $131.6 million to $230.2 million for the year ended December 31, 2006 from $98.6 million for the year ended December 31, 2005. The increase was primarily attributable to license fees and talent costs associated with new programming, including the Howard Stern show which launched in January 2006, and higher broadcast and webstreaming royalties as a result of the company’s larger subscriber base.

Customer service and billing expenses increased $21.5 million to $68.1 million for the year ended December 31, 2006 from $46.6 million for the year ended December 31, 2005. The increase was primarily attributable to call center operating costs necessary to accommodate the increase in the company’s subscriber base and transaction fees due to the addition of new subscribers. Customer service and billing expenses per average subscriber per month declined 41% to $1.24 for the year ended December 31, 2006 from $2.10 for the year ended December 31, 2005.

Cost of equipment increased $23.4 million to $35.2 million for the year ended December 31, 2006 from $11.8 million for the year ended December 31, 2005. The increase was primarily attributable to higher sales volume and per unit costs as the company continued to introduce new products through the direct to consumer distribution channel.

Sales and marketing expenses increased $51.9 million to $222.5 million for the year ended December 31, 2006 from $170.6 million for the year ended December 31, 2005. This 30% increase in sales and marketing expenses compared with a 163% increase in total revenue from $242.2 million for the year ended December 31, 2005 to $637.2 million for the year ended December 31, 2006. The increase in sales and marketing expenses was primarily attributable to increased retail residuals; OEM revenue share as a result of a 138% increase in the company’s OEM subscriber base; cooperative marketing and advertising costs; and compensation related costs.

Subscriber acquisition costs increased $70.1 million to $419.7 million for the year ended December 31, 2006 from $349.6 million for the year ended December 31, 2005. The increase was primarily attributable to decreased aftermarket hardware subsidies as the company continued to reduce manufacturing and chip set costs, offset by increased OEM hardware subsidies due to higher production volume and costs related to FM transmitter compliance with FCC rules.

SAC per gross subscriber addition decreased 18% from $139 for the year ended December 31, 2005 to $114 for the year ended December 31, 2006 primarily due to lower average commission rates and decreased aftermarket and OEM average subsidy rates as the company continued to reduce manufacturing and chip set costs, offset by the per subscriber effect of costs related to FM transmitter compliance with FCC rules.

General and administrative expenses increased $27.7 million to $87.5 million for the year ended December 31, 2006 from $59.8 million for the year ended December 31, 2005. The increase was primarily a result of employment-related costs, legal fees and bad debt expense to support the growth of the business.

Engineering, design and development expenses increased $14.0 million to $58.7 million for the year ended December 31, 2006 from $44.7 million for the year ended December 31, 2005 primarily as a result of costs associated with OEM tooling and manufacturing upgrades and receiver integration for factory installations of SIRIUS radios; development costs associated with the manufacturing of SIRIUS radios; and additional personnel-related costs to support research and development efforts.

In September 2005, the company also recorded a ($6.2) million loss from the redemption of its 15% Senior Secured Discount Notes due 2007 and 14½% Senior Secured Notes due 2009.

For the year ended December 31, 2006 and 2005, the company recorded ($4.4) million and ($6.9) million, respectively, for its share of SIRIUS Canada, Inc.’s net loss.

SIRIUS reported a net loss of ($1.1) billion, or ($0.79) per share, for the year ended December 31, 2006, including a ($0.01) per share impact from the impairment loss and ($0.31) per share impact from stock-based charges, compared with a net loss of ($863.0) million, or ($0.65) per share, for the year ended December 31, 2005, including a ($0.12) per share impact from stock-based charges. The adjusted net loss per share, or net loss per share excluding the impairment loss and stock-based charges, was ($0.47) for the year ended December 31, 2006 compared with an adjusted net loss per share of ($0.53) for the year ended December 31, 2005 (refer to the reconciliation table of net loss per share to adjusted net loss per share).

PENDING MERGER OF EQUALS WITH XM

On February 19, 2007, XM Satellite Radio and SIRIUS announced a definitive agreement, under which the companies will be combined in a tax-free, all-stock merger of equals. XM shareholders will receive 4.6 shares of SIRIUS common stock for each share of XM they own. XM and SIRIUS shareholders will each own approximately 50 percent of the combined company.

The transaction is subject to approval by both companies’ shareholders, the satisfaction of customary closing conditions and regulatory review and approvals, including antitrust agencies and the FCC. The companies expect the transaction to be completed by the end of 2007.

The companies filed their Merger Agreement with the Securities and Exchange Commission on a Form 8-K on February 21, 2007.

This communication is being made in respect of the proposed business combination involving SIRIUS and XM. In connection with the proposed transaction, SIRIUS plans to file with the SEC a Registration Statement on Form S-4 containing a Joint Proxy Statement/Prospectus and each of SIRIUS and XM plan to file with the SEC other documents regarding the proposed transaction. The definitive Joint Proxy Statement/Prospectus will be mailed to stockholders of SIRIUS and XM. INVESTORS AND SECURITY HOLDERS OF SIRIUS AND XM ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Investors and security holders will be able to obtain free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC by SIRIUS and XM through the web site maintained by the SEC at www.sec.gov. Free copies of the Registration Statement and the Joint Proxy Statement/Prospectus (when available) and other documents filed with the SEC can also be obtained by directing a request to Sirius Satellite Radio Inc., 1221 Avenue of the Americas, New York, NY 10020, Attention: Investor Relations or by directing a request to XM Satellite Radio Holdings Inc., 1500 Eckington Place, NE. Washington, DC 20002, Attention: Investor Relations.

SIRIUS, XM and their respective directors and executive officers and other persons may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information regarding SIRIUS’ directors and executive officers is available in its Annual Report on Form 10-K for the year ended December 31, 2005, which was filed with the SEC on March 13, 2006, and its proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 21, 2006, and information regarding XM’s directors and executive officers is available in XM’s Annual Report on Form 10-K, for the year ended December 31, 2005, which was filed with the SEC on March 3, 2006 and its proxy statement for its 2006 annual meeting of stockholders, which was filed with the SEC on April 25, 2006. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the Joint Proxy Statement/Prospectus and other relevant materials to be filed with the SEC when they become available.

Sirius Satellite Radio Inc. and Subsidiaries
Subscriber Data, Metrics and Other Non-GAAP Financial Measures
(Dollars in thousands, unless otherwise stated)
(Unaudited)

Subscribers:
	For the Three Months		For the Years
	Ended December 31,		Ended December 31,

	2006	2005	2006	2005

Beginning subscribers	5,119,308	2,173,920	3,316,560	1,143,258
Net additions	905,247	1,142,640	2,707,995	2,173,302

Ending subscribers	6,024,555	3,316,560	6,024,555	3,316,560

Retail	4,041,826	2,465,363	4,041,826	2,465,363
OEM	1,959,009	823,693	1,959,009	823,693
Hertz	23,720	27,504	23,720	27,504

Ending subscribers	6,024,555	3,316,560	6,024,555	3,316,560

Retail	559,312	900,645	1,576,463	1,554,108
OEM	348,935	241,705	1,135,316	620,224
Hertz	(3,000)	290	(3,784)	(1,030)

Net additions	905,247	1,142,640	2,707,995	2,173,302

Metrics:
	For the Three Months		For the Years
	Ended December 31,		Ended December 31,

	2006	2005	2006	2005

Gross subscriber additions	1,234,576	1,266,674	3,758,163	2,519,301
Deactivated subscribers	329,329	124,034	1,050,168	345,999
Free cash flow (1)(6)	$30,409	$(62,551)	$(500,715)	$(333,922)
Average monthly churn (2)(6)	2.0%	1.5%	1.9%	1.5%

SAC per gross subscriber addition (3)(6)	$103	$113	$114	$139
Customer service and billing expenses per
average subscriber (4)(6)	$1.49	$2.66	$1.24	$2.10
Total revenue	$193,380	$80,004	$637,235	$242,245
Monthly ARPU:
Average monthly subscriber revenue per
subscriber before effects of Hertz
subscribers and mail-in rebates	$10.48	$10.76	$10.63	$10.78
Effects of Hertz subscribers	0.05	0.03	0.05	0.04
Effects of mail-in rebates	(0.14)	(1.77)	(0.23)	(0.76)

Average monthly subscriber revenue per
subscriber	10.39	9.02	10.45	10.06
Average monthly net advertising revenue
per subscriber	0.53	0.40	0.56	0.28

ARPU (5)(6)	$10.92	$9.42	$11.01	$10.34

Sirius Satellite Radio Inc. and Subsidiaries
Subscriber Data, Metrics and Other Non-GAAP Financial Measures - Continued
(Dollars in thousands, unless otherwise stated)
(Unaudited)

Adjusted Loss from Operations:
	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005

Net loss	$(245,597)	$(311,389)	$(1,104,867)	$(862,997)
Impairment loss	—	—	10,917	—
Depreciation	27,495	24,915	105,749	98,555
Stock-based compensation	42,625	46,196	437,918	163,078
Other income (expense)	8,512	13,378	35,078	31,546
Income tax expense	156	631	2,065	2,311

Adjusted loss from operations (7)	$(166,809)	$(226,269)	$(513,140)	$ (567,507)

Adjusted Net Loss and Adjusted Net Loss per Share:
	For the Three Months		For the Years
	Ended December 31,		Ended December 31,

	2006	2005	2006	2005

Net loss	$(245,597)	$(311,389)	$(1,104,867)	$(862,997)
Impairment loss	—	—	10,917	—
Stock-based compensation	42,625	46,196	437,918	163,078

Adjusted net loss (8)	$(202,972)	$(265,193)	$(656,032)	$(699,919)

Net loss per share (basic and diluted)	$(0.17)	$(0.23)	$(0.79)	$(0.65)
Impairment loss	—	—	0.01	—
Stock-based compensation	0.03	0.03	0.31	0.12

Adjusted net loss per share (basic and diluted) (8)	$(0.14)	$(0.20)	$(0.47)	$(0.53)

Weighted average common shares outstanding
(basic and diluted)	1,413,866	1,335,650	1,402,619	1,325,739

Sirius Satellite Radio Inc. and Subsidiaries
Subscriber Data, Metrics and Other Non-GAAP Financial Measures - Continued
(Dollars in thousands, unless otherwise stated)
(Unaudited)

Condensed Consolidated Statements of Operations:
	For the Three Months		For the Years
	Ended December 31,		Ended December 31,

	2006	2005	2006	2005

Total revenue	$193,380	$80,004	$637,235	$242,245
Operating expenses:
Satellite and transmission	7,152	7,147	39,229	27,856
Programming and content	64,843	35,018	230,215	98,607
Customer service and billing	23,919	20,007	68,137	46,653
Cost of equipment	22,105	7,446	35,233	11,827
Sales and marketing	85,113	63,049	222,492	170,592
Subscriber acquisition costs	121,046	145,180	419,716	349,641
General and administrative	23,224	16,913	87,538	59,831
Engineering, design and development	12,787	11,513	58,732	44,745
Depreciation	27,495	24,915	105,749	98,555
Stock-based compensation	42,625	46,196	437,918	163,078

Total operating expenses	430,309	377,384	1,704,959	1,071,385

Loss from operations	(236,929)	(297,380)	(1,067,724)	(829,140)
Other income (expense)	(8,512)	(13,378)	(35,078)	(31,546)

Loss before income taxes	(245,441)	(310,758)	(1,102,802)	(860,686)
Income tax expense	(156)	(631)	(2,065)	(2,311)

Net loss	$(245,597)	$(311,389)	$(1,104,867)	$(862,997)

Sirius Satellite Radio Inc. and Subsidiaries
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,
	2006	2005	2006	2005

Revenue:
Subscriber revenue, including effects of mail-in rebates	$167,210	$67,816	$575,404	$223,615
Advertising revenue, net of agency fees	8,451	3,037	31,044	6,131
Equipment revenue	16,431	8,971	26,798	12,271
Other revenue	1,288	180	3,989	228

Total revenue	193,380	80,004	637,235	242,245
Operating expenses (excludes depreciation shown separately below) (1):
Cost of services:
Satellite and transmission	7,518	7,634	41,797	29,798
Programming and content	89,478	39,694	551,989	118,076
Customer service and billing	24,086	20,151	68,949	47,202
Cost of equipment	22,105	7,446	35,233	11,827
Sales and marketing	89,778	74,850	242,035	212,741
Subscriber acquisition costs	122,196	163,774	451,614	399,350
General and administrative	34,205	22,891	137,466	87,555
Engineering, design and development	13,448	16,029	70,127	66,281
Depreciation	27,495	24,915	105,749	98,555

Total operating expenses	430,309	377,384	1,704,959	1,071,385

Loss from operations	(236,929)	(297,380)	(1,067,724)	(829,140)
Other income (expense):
Interest and investment income	6,760	9,956	33,320	26,878
Interest expense, net of amounts capitalized	(15,327)	(17,142)	(64,032)	(45,361)
Loss from redemption of debt	—	—	—	(6,214)
Equity in net loss of affiliate	—	(6,199)	(4,445)	(6,938)
Other income	55	7	79	89

Total other income (expense)	(8,512)	(13,378)	(35,078)	(31,546)

Loss before income taxes	(245,441)	(310,758)	(1,102,802)	(860,686)
Income tax expense	(156)	(631)	(2,065)	(2,311)

Net loss	$(245,597)	$(311,389)	$(1,104,867)	$(862,997)

Net loss per share (basic and diluted)	$(0.17)	$(0.23)	$(0.79)	$(0.65)

Weighted average common shares outstanding (basic and diluted)	1,413,866	1,335,650	1,402,619	1,325,739

Sirius Satellite Radio Inc. and Subsidiaries
Consolidated Statements of Operations - continued (In thousands) (Unaudited)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,

	2006	2005	2006	2005

(1) Amounts related to stock-based compensation included in other operating expenses were as follows:
Satellite and transmission	$366	$487	$2,568	$1,942
Programming and content	24,635	4,676	321,774	19,469
Customer service and billing	167	144	812	549
Sales and marketing	4,665	11,801	19,543	42,149
Subscriber acquisition costs	1,150	18,594	31,898	49,709
General and administrative	10,981	5,978	49,928	27,724
Engineering, design and development	661	4,516	11,395	21,536

Total stock-based compensation	$42,625	$46,196	$437,918	$163,078

Sirius Satellite Radio Inc. and Subsidiaries
Balance Sheet Data
(In thousands)
(Unaudited)

	As of December 31,

	2006	2005

Cash, cash equivalents and marketable securities	$408,921	$879,257
Restricted investments	77,850	107,615
Working capital	(257,799)	404,481
Total assets	1,658,528	2,085,362
Long-term debt	1,068,249	1,084,437
Total liabilities	2,047,599	1,760,394
Accumulated deficit	(3,833,720)	(2,728,853)
Stockholders’ (deficit) equity	(389,071)	324,968

Sirius Satellite Radio Inc. and Subsidiaries
Statements of Cash Flows
(In thousands) (Unaudited)

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,

	2006	2005	2006	2005

Cash flows from operating activities:
Net loss	$(245,597)	$(311,389)	$(1,104,867)	$(862,997)
Adjustments to reconcile net loss to net cash provided by (used in)
operating activities:
Depreciation	27,495	24,915	105,749	98,555
Non-cash interest expense	775	804	3,107	3,169
Provision for doubtful accounts	1,826	1,017	7,513	4,311
Non-cash equity in net loss of affiliate	—	6,199	4,445	6,938
Non-cash loss from redemption of debt	—	—	—	712
Loss on disposal of assets	772	742	1,661	1,028
Impairment loss	—	—	10,917	—
Stock-based compensation	42,625	46,196	437,918	163,078
Deferred income taxes	156	631	2,065	2,311
Changes in operating assets and liabilities:
Marketable securities	—	—	—	16
Accounts receivable	(8,724)	(18,985)	(14)	(28,440)
Inventory	10,477	(916)	(20,246)	(6,329)
Prepaid expenses and other current assets	(28,115)	(14,516)	(62,679)	(29,129)
Other long-term assets	2,343	3,760	(19,331)	6,476
Accounts payable and accrued expenses	102,299	108,721	33,519	145,052
Accrued interest	11,699	11,472	1,239	17,813
Deferred revenue	105,334	129,142	181,003	210,947
Other long-term liabilities	11,503	17	3,452	(3,505)

Net cash provided by (used in) operating activities	34,868	(12,190)	(414,549)	(269,994)

Cash flows from investing activities:
Additions to property and equipment	(5,459)	(31,939)	(99,827)	(49,888)
Sales of property and equipment	4	7	127	72
Purchases of restricted and other investments	—	(18,422)	(12,339)	(25,037)
Release of restricted investments	1,000	—	26,000	10,997
Purchases of available-for-sale securities	(5,000)	(20,200)	(123,500)	(148,900)
Sales of available-for-sale securities	28,375	27,000	229,715	36,935

Net cash provided by (used in) investing activities	18,920	(43,554)	20,176	(175,821)

Cash flows from financing activities:
Proceeds from issuance of long-term debt, net	—	—	—	493,005
Redemption of debt	—	—	—	(57,609)
Proceeds from exercise of stock options	21,757	7,418	25,787	18,543
Other	—	—	—	(8)

Net cash provided by financing activities	21,757	7,418	25,787	453,931

Net increase (decrease) in cash and cash equivalents	75,545	(48,326)	(368,586)	8,116
Cash and cash equivalents at the beginning of period	317,876	810,333	762,007	753,891

Cash and cash equivalents at the end of period	$393,421	$762,007	$393,421	$762,007

FOOTNOTES TO PRESS RELEASE AND TABLES FOR NON-GAAP FINANCIAL MEASURES

This press release, including the selected financial information above, includes the following non-GAAP financial measures: free cash flow; average monthly churn; SAC per gross subscriber addition; customer service and billing expenses per average subscriber; average monthly revenue per subscriber, or ARPU; adjusted loss from operations; adjusted net loss; and adjusted net loss per share. The definitions and usefulness of such non-GAAP financial measures are as follows (dollars in thousands, unless otherwise stated):

(1) SIRIUS defines free cash flow as cash flow from operating activities, capital expenditures and restricted and other investment activity. Free cash flow is calculated as follows:

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,

	2006	2005	2006	2005

Net cash provided by (used in) operating activities	$34,868	$(12,190)	$(414,549)	$(269,994)
Additions to property and equipment	(5,459)	(31,939)	(99,827)	(49,888)
Restricted and other investment activity	1,000	(18,422)	13,661	(14,040)

Free cash flow	$30,409	$(62,551)	$(500,715)	$(333,922)

(2)	SIRIUS defines average monthly churn as the number of deactivated subscribers divided by average quarterly subscribers.

(3)	SIRIUS defines SAC per gross subscriber addition as subscriber acquisition costs, excluding stock-based compensation, and margins from the direct sale of SIRIUS radios and accessories divided by the number of gross subscriber additions for the period. SAC per gross subscriber addition is calculated as follows:

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,

	2006	2005	2006	2005

Subscriber acquisition costs	$122,196	$163,774	$451,614	$399,350
Less: stock-based compensation	(1,150)	(18,594)	(31,898)	(49,709)
Add: margins from direct sale of SIRIUS radios and
accessories	5,674	(1,525)	8,435	(444)

SAC	$126,720	$143,655	$428,151	$349,197

Gross subscriber additions	1,234,576	1,266,674	3,758,163	2,519,301
SAC per gross subscriber addition	$103	$113	$114	$139

(4) SIRIUS defines customer service and billing expenses per average subscriber as total customer service and billing expenses, excluding stock-based compensation, divided by the daily weighted average number of subscribers for the period.

(5) SIRIUS defines ARPU as the total earned subscriber revenue and net advertising revenue divided by the daily weighted average number of subscribers for the period. ARPU is calculated as follows:

	For the Three Months		For the Years
	Ended December 31,		Ended December 31,

	2006	2005	2006	2005

Subscriber revenue	$167,210	$67,816	$575,404	$223,615
Net advertising revenue	8,451	3,037	31,044	6,131

Total subscriber and net advertising revenue	$175,661	$70,853	$606,448	$229,746
Daily weighted average number of subscribers	5,361,322	2,505,580	4,591,693	1,851,149
ARPU	$10.92	$9.42	$11.01	$10.34

(6) SIRIUS believes free cash flow; average monthly churn; SAC per gross subscriber addition; customer service and billing expenses per average subscriber; and ARPU provide meaningful supplemental information regarding operating performance and liquidity and are used for internal management purposes; when publicly providing the business outlook; as a means to evaluate period-to-period comparisons; and to compare the company’s performance to that of its competitors. SIRIUS also believes that investors use current and projected metrics to monitor performance of the business and make investment decisions.

SIRIUS believes the exclusion of stock-based compensation expense in the calculations of SAC per gross subscriber addition and customer service and billing expenses per average subscriber is useful given the significant variation in expense that can result from changes in the fair market value of SIRIUS common stock, the effect of which is unrelated to the operational conditions that give rise to variations in the components of subscriber acquisition costs and customer service and billing expenses. Specifically, the exclusion of stock-based compensation expense in the calculation of SAC per gross subscriber addition is critical in being able to understand the economic impact of the direct costs incurred to acquire a subscriber and the effect over time as economies of scale are reached.

These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

(7) SIRIUS refers to net loss before taxes; other income (expense) - including interest and investment income, interest expense, loss from redemption of debt and equity in net loss of affiliate; depreciation; impairment charges; and stock-based compensation expense as adjusted loss from operations. Adjusted loss from operations is not a measure of financial performance under GAAP. The company believes adjusted loss from operations is a useful measure of its operating performance. The company uses adjusted loss from operations for budgetary and planning purposes; to assess the relative profitability and on-going performance of consolidated operations; to compare performance from period to period; and to compare performance to that of its competitors. The company also believes adjusted loss from operations is useful to investors to compare operating performance to the performance of other communications, entertainment and media companies. The company believes that investors use current and projected adjusted loss from operations to estimate the current or prospective enterprise value and make investment decisions.

Because the company funds and builds-out its satellite radio system through the periodic raising and expenditure of large amounts of capital, results of operations reflect significant charges for interest and depreciation expense. The company believes adjusted loss from operations provides useful information about the operating performance of the business apart from the costs associated with the capital structure and physical plant. The exclusion of interest expense and depreciation is useful given fluctuations in interest rates and significant variation in depreciation expense that can result from the amount and timing of capital expenditures and potential variations in estimated useful lives, all of which can vary widely across different industries or among companies within the same industry. The company believes the exclusion of taxes is appropriate for comparability purposes as the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. The company also believes the exclusion of stock-based compensation expense is useful given the significant variation in expense that can result from changes in the fair market value of the company’s common stock. Finally, the company believes that the exclusion of equity in net loss of affiliate (SIRIUS Canada Inc.) is useful to assess the performance of its core consolidated operations in the continental United States. To compensate for the exclusion of taxes, other income (expense), depreciation, impairment charges and stock-based compensation expense, the company separately measures and budgets for these items.

There are material limitations associated with the use of adjusted loss from operations in evaluating the company compared with net loss, which reflects overall financial performance, including the effects of taxes, other income (expense), depreciation, impairment charges and stock-based compensation expense. The company uses adjusted loss from operations to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Investors that wish to compare and evaluate the operating results after giving effect for these costs, should refer to net loss as disclosed in the unaudited consolidated statements of operations. Since adjusted loss from operations is a non-GAAP financial measure, the calculation of adjusted loss from operations may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

(8) SIRIUS refers to adjusted net loss and adjusted net loss per share as net loss and net loss per share excluding impairment charges and stock-based compensation expense. Adjusted net loss and adjusted net loss per share are not measures of financial performance under GAAP. The company believes adjusted net loss and adjusted net loss per share are useful to investors to compare its operating performance to the performance of other communications, entertainment and media companies. The company believes the exclusion of impairment charges is appropriate for comparability purposes as the existence, amount and timing of impairment charges can vary period to period and can vary widely across different industries or among companies within the same industry. The company also believes the exclusion of stock-based compensation expense is useful given the significant variation in expense that can result from changes in the fair market value of the company’s common stock.

There are material limitations associated with the use of adjusted net loss and adjusted net loss per share in evaluating the company compared with net loss and net loss per share, which reflects overall financial performance, including the effects of impairment charges and stock-based compensation expense. The company uses adjusted net loss and adjusted net loss per share to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Investors that wish to compare and evaluate the operating results after giving effect for these costs, should refer to net loss and net loss per share as disclosed in the unaudited consolidated statements of operations. Since adjusted net loss and adjusted net loss per share are non-GAAP financial measures, the calculation of adjusted net loss and adjusted net loss per share may be susceptible to varying calculations; may not be comparable to other similarly titled measures of other companies; and should not be considered in isolation, as a substitute for, or superior to measures of financial performance prepared in accordance with GAAP.

About SIRIUS

SIRIUS, “The Best Radio on Radio,” delivers more than 130 channels of the best programming in all of radio. SIRIUS is the original and only home of 100% commercial free music channels in satellite radio, offering 69 music channels. SIRIUS also delivers 65 channels of sports, news, talk, entertainment, traffic, weather and data. SIRIUS is the Official Satellite Radio Partner of the NFL, NASCAR, NBA and NHL, and broadcasts live play-by-play games of the NFL, NBA and NHL, as well as live NASCAR races. All SIRIUS programming is available for a monthly subscription fee of only $12.95.

SIRIUS Internet Radio (SIR) is a CD-quality, Internet-only version of the SIRIUS radio service, without the use of a radio, for the monthly subscription fee of $12.95. SIR delivers more than 75 channels of talk, entertainment, sports, and 100% commercial free music.

SIRIUS products for the car, truck, home, RV and boat are available in more than 25,000 retail locations, including Best Buy, Circuit City, Crutchfield, Costco, Target, Wal-Mart, Sam's Club, RadioShack and at shop.sirius.com.

SIRIUS radios are offered in vehicles from Audi, Bentley, BMW, Chrysler, Dodge, Ford, Infiniti, Jaguar, Jeep®, Land Rover, Lexus, Lincoln, Mercury, Maybach, Mazda, Mercedes-Benz, MINI, Mitsubishi, Nissan, Rolls Royce, Scion, Toyota, Volkswagen, and Volvo. Hertz also offers SIRIUS in its rental cars at major locations around the country.

Click on www.sirius.com to listen to SIRIUS live, or to purchase a SIRIUS radio and subscription.

Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance with respect to SIRIUS Satellite Radio Inc. are not historical facts and may be forward-looking and, accordingly, such statements involve estimates, assumptions and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statements. Accordingly, any such statements are qualified in their entirety by reference to the factors discussed in our Annual Report on Form 10-K for the year ended December 31, 2005 and Quarterly Reports on Form 10-Q for the quarters ended June 30, 2006 and September 30, 2006 filed with the Securities and Exchange Commission. Among the key factors that have a direct bearing on our operational results are: our dependence upon third parties, including manufacturers of SIRIUS radios, retailers, automakers and programming partners, our competitive position and any events which affect the useful life of our satellites.

E-SIRI

Contact Information for Investors and Financial Media:

Paul Blalock
SIRIUS
212.584.5174
pblalock@siriusradio.com

Hooper Stevens
SIRIUS
212.901.6718
hstevens@siriusradio.com